Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record Quarterly Revenues & Operating Ratio of 68.7%

Third Quarter 2012 Results

•	Record quarterly revenues of $577 million, a 6% increase over 2011.

•	Operating income of $181 million. Adjusting for the third quarter 2011 gain on hurricane-related insurance recoveries, operating income increased by 16% compared to 2011.

•	Operating ratio of 68.7%, a 2.6 point improvement compared to the 2011 adjusted operating ratio.

•	Diluted earnings per share of $0.82 compared to 2011 adjusted diluted earnings per share of $0.78.

Kansas City, MO, October 19, 2012. Kansas City Southern (KCS) (NYSE:KSU) reported record third quarter 2012 revenues of $577 million, an increase of 6% over third quarter 2011 on a 7% increase in carloads.

Third quarter revenue growth compared to 2011 was led by a 31% increase in Automotive and a 25% increase in Intermodal revenues. Revenue from Energy was also strong, growing 8% over 2011. Revenues from Chemical & Petroleum and Industrial & Consumer grew by 4% and 1%, respectively, in the third quarter. Agriculture & Minerals revenue declined by 10% compared to 2011.

Operating income for the third quarter of 2012 was $181 million compared with $182 million a year ago. Adjusting for the third quarter 2011 gain on insurance recoveries related to Hurricane Alex, operating income increased by 16% over the prior year. KCS reported a third quarter 2012 operating ratio of 68.7%, a 2.6 point improvement over the 2011 adjusted operating ratio and an all-time record.

Operating expenses in the third quarter were $397 million compared with $363 million in the corresponding 2011 period. Adjusting for the third quarter 2011 gain on insurance recoveries, operating expense increased by 2% over the prior year.

Reported net income in the third quarter of 2012 totaled $91 million, or $0.82 per diluted share, compared with $100 million, or $0.91 per diluted share, in the third quarter of 2011. Adjusting for the third quarter 2011 gain on insurance recoveries and debt retirement costs, earnings per diluted share increased by 5% over third quarter 2011.

“The combination of solid top line growth and disciplined operating performance resulted in KCS delivering a third quarter operating ratio of 68.7%, the best in the Company's history,” stated David L. Starling, KCS president and chief executive officer.

“Revenues were primarily driven by KCS' five fastest growing categories - automotive, cross-border intermodal, container traffic through Lázaro Cárdenas, crude oil and frac sand. Collectively, these five categories, which represent approximately 18% of total KCS freight revenues for the third quarter, grew by 46% when compared to the third quarter 2011, and we believe that there is significant long term growth potential in each of these areas.

“On the expense side, what stands out is that while KCS experienced 7% volume growth, year-over-year operating expenses increased only 2% after adjusting for the hurricane-related insurance recoveries in 2011. KCS has firm control over all aspects of its operations and in the third quarter this resulted in industry-leading employee productivity, a 2.6 point improvement in its adjusted operating ratio and excellent incremental margins.

“Given a persistently sluggish U.S. economy and the impact of this summer's drought on the nation's grain harvest, KCS' solid third quarter operating results speak to the strength of our franchise. More importantly, over the long term we believe that KCS can produce strong and sustained financial and operating results. When we look out to a host of new and expanded business opportunities coming on-line during the second half of 2013 and beyond, there is good reason for investors to be enthusiastic about KCS' continued long-term growth trajectory.”

GAAP RECONCILIATIONS
($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended September 30,
	2012	2011
Diluted earnings per share	$0.82	$0.91
Adjustment for debt retirement costs	—	0.02
Adjustment for gain on insurance recoveries	—	(0.15)
Adjusted diluted earnings per share - see (a) below	$0.82	$0.78

Reconciliation of Operating Expenses to Adjusted Operating Expenses	Three Months Ended September 30,
	2012	2011
Operating expenses as reported	$396.7	$362.7
Adjustment for gain on insurance recoveries	—	25.6
Adjusted operating expenses - see (a) below	$396.7	$388.3

Operating income as reported	$180.7	$181.8
Adjusted operating income - see (a) below	180.7	156.2

Operating ratio (b) as reported	68.7%	66.6%
Adjusted operating ratio - see (a) below	68.7%	71.3%

(a)
The Company believes adjusted diluted earnings per share, operating expenses, operating income and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

(b)	Operating ratio is calculated by dividing operating expenses by revenues.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS's subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along KCS's rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including KCS's Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$577.4	$544.5	$1,670.2	$1,568.0
Operating expenses:
Compensation and benefits	108.4	109.3	323.5	314.1
Purchased services	54.6	50.6	169.3	153.5
Fuel	89.5	86.5	264.7	258.0
Equipment costs	41.9	41.4	119.7	125.5
Depreciation and amortization	49.8	47.9	146.9	139.1
Materials and other	52.5	52.6	146.8	142.2
Elimination of deferred statutory profit sharing liability, net	—	—	(43.0)	—
Gain on insurance recoveries related to hurricane damage	—	(25.6)	—	(25.6)
Total operating expenses	396.7	362.7	1,127.9	1,106.8
Operating income	180.7	181.8	542.3	461.2
Equity in net earnings of unconsolidated affiliates	4.4	4.7	15.1	13.6
Interest expense	(24.1)	(32.2)	(76.6)	(97.7)
Debt retirement costs	—	(3.9)	(18.0)	(14.2)
Foreign exchange gain (loss)	3.7	(7.2)	4.1	(6.9)
Other income (expense), net	(0.1)	0.6	(0.8)	2.3
Income before income taxes	164.6	143.8	466.1	358.3
Income tax expense	73.9	43.7	179.2	122.4
Net income	90.7	100.1	286.9	235.9
Less: Net income attributable to noncontrolling interest	0.6	0.3	1.4	1.3
Net income attributable to Kansas City Southern and subsidiaries	90.1	99.8	285.5	234.6
Preferred stock dividends	0.1	—	0.2	1.5
Net income available to common stockholders	$90.0	$99.8	$285.3	$233.1

Earnings per share:
Basic earnings per share	$0.82	$0.91	$2.60	$2.16
Diluted earnings per share	$0.82	$0.91	$2.59	$2.13

Average shares outstanding (in thousands):
Basic	109,739	109,515	109,684	107,752
Potentially dilutive common shares	388	347	377	2,052
Diluted	110,127	109,862	110,061	109,804

Cash dividends declared per common share	$0.195	$—	$0.585	$—

Kansas City Southern
Revenue & Carloads/Units by Commodity - Third Quarter 2012 and 2011

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Third Quarter		%	Third Quarter		%	Third Quarter		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change

Chemical & Petroleum
Chemicals	$51.4	$50.1	3%	28.1	29.6	(5%)	$1,829	$1,693	8%
Petroleum	27.9	26.5	5%	18.7	18.3	2%	1,492	1,448	3%
Plastics	27.1	26.0	4%	16.0	16.6	(4%)	1,694	1,566	8%
Total	106.4	102.6	4%	62.8	64.5	(3%)	1,694	1,591	6%

Industrial & Consumer Products
Forest Products	63.5	62.5	2%	32.0	33.3	(4%)	1,984	1,877	6%
Metals & Scrap	54.8	54.2	1%	31.8	32.5	(2%)	1,723	1,668	3%
Other	19.7	20.1	(2%)	21.7	21.0	3%	908	957	(5%)
Total	138.0	136.8	1%	85.5	86.8	(1%)	1,614	1,576	2%

Agriculture & Minerals
Grain	44.6	48.2	(7%)	26.4	29.4	(10%)	1,689	1,639	3%
Food Products	34.4	38.5	(11%)	15.4	17.3	(11%)	2,234	2,225	—
Ores & Minerals	5.4	7.5	(28%)	5.3	6.9	(23%)	1,019	1,087	(6%)
Stone, Clay & Glass	6.3	6.6	(5%)	3.1	3.6	(14%)	2,032	1,833	11%
Total	90.7	100.8	(10%)	50.2	57.2	(12%)	1,807	1,762	3%

Energy (i)
Utility Coal	62.5	64.6	(3%)	61.0	63.1	(3%)	1,025	1,024	—
Coal & Petroleum Coke	8.4	9.8	(14%)	11.9	11.2	6%	706	875	(19%)
Frac Sand	13.4	7.3	84%	6.9	5.0	38%	1,942	1,460	33%
Crude Oil	5.0	1.1	355%	2.7	0.8	238%	1,852	1,375	35%
Total	89.3	82.8	8%	82.5	80.1	3%	1,082	1,034	5%

Intermodal	82.0	65.7	25%	243.3	208.0	17%	337	316	7%

Automotive	48.2	36.7	31%	28.1	21.4	31%	1,715	1,715	—

TOTAL FOR COMMODITY GROUPS	554.6	525.4	6%	552.4	518.0	7%	$1,004	$1,014	(1%)

Other Revenue	22.8	19.1	19%

TOTAL	$577.4	$544.5	6%

(i) Effective January 1, 2012, the Company established the Energy commodity group, which includes the previous Coal commodity group and certain amounts previously included within the Agriculture & Minerals and Chemicals & Petroleum commodity groups. Prior period amounts have been reclassified to conform to the current year presentation.

Kansas City Southern
Revenue & Carload/Units by Commodity - Year to Date September 30, 2012 and 2011

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change

Chemical & Petroleum
Chemicals	$149.5	$147.9	1%	84.2	89.2	(6%)	$1,776	$1,658	7%
Petroleum	79.2	83.2	(5%)	52.8	55.5	(5%)	1,500	1,499	—
Plastics	77.6	73.6	5%	48.2	48.7	(1%)	1,610	1,511	7%
Total	306.3	304.7	1%	185.2	193.4	(4%)	1,654	1,575	5%

Industrial & Consumer Products
Forest Products	189.9	174.0	9%	97.4	96.8	1%	1,950	1,798	8%
Metals & Scrap	168.6	149.1	13%	95.5	90.4	6%	1,765	1,649	7%
Other	55.3	57.2	(3%)	61.3	62.3	(2%)	902	918	(2%)
Total	413.8	380.3	9%	254.2	249.5	2%	1,628	1,524	7%

Agriculture & Minerals
Grain	167.2	158.1	6%	95.5	95.0	1%	1,751	1,664	5%
Food Products	105.0	113.6	(8%)	46.5	53.0	(12%)	2,258	2,143	5%
Ores & Minerals	16.6	21.8	(24%)	16.2	21.4	(24%)	1,025	1,019	1%
Stone, Clay & Glass	19.8	19.1	4%	9.9	10.3	(4%)	2,000	1,854	8%
Total	308.6	312.6	(1%)	168.1	179.7	(6%)	1,836	1,740	6%

Energy (i)
Utility Coal	156.9	178.6	(12%)	160.1	179.1	(11%)	980	997	(2%)
Coal & Petroleum Coke	24.5	28.4	(14%)	33.3	32.2	3%	736	882	(17%)
Frac Sand	37.7	22.1	71%	19.7	15.6	26%	1,914	1,417	35%
Crude Oil	9.1	2.8	225%	5.2	1.9	174%	1,750	1,474	19%
Total	228.2	231.9	(2%)	218.3	228.8	(5%)	1,045	1,014	3%

Intermodal	226.5	181.9	25%	679.4	578.5	17%	333	314	6%

Automotive	125.3	102.2	23%	75.2	62.0	21%	1,666	1,648	1%

TOTAL FOR COMMODITY GROUPS	1,608.7	1,513.6	6%	1,580.4	1,491.9	6%	$1,018	$1,015	—

Other Revenue	61.5	54.4	13%

TOTAL	$1,670.2	$1,568.0	7%

(i) Effective January 1, 2012, the Company established the Energy commodity group, which includes the previous Coal commodity group and certain amounts previously included within the Agriculture & Minerals and Chemicals & Petroleum commodity groups. Prior period amounts have been reclassified to conform to the current year presentation.